Exhibit 107.1

CALCULATION OF FILING FEE TABLE

S-8

(Form Type)

Fairfax Financial Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Subordinate Voting Shares, no par value	Other (1)	100,000 (2)	$533.87 (1)	$53,387,000	$92.70 per $1,000,000	$4,948.97
Total Offering Amounts					$53,387,000		$4,948.97
Total Fee Offsets							$0
Net Fee Due							$4,948.97

1.     Estimated pursuant to the Securities Act of 1933, as amended (the “Securities Act”), Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the Subordinate Voting Shares quoted on the Toronto Stock Exchange on July 27, 2022 and at the July 27, 2022 exchange rate of Cdn. $1.00 = U.S. $0.7769.

2.    This registration statement on Form S-8 (this “Registration Statement”) registers an aggregate of 100,000 Subordinate Voting Shares of Fairfax Financial Holdings Limited granted under the Allied World Assurance Company Holdings, Ltd (Non-Qualified) 2017 Employee Share Purchase Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional Subordinate Voting Shares to be issued in connection with any stock splits, stock dividends, recapitalizations or similar transactions.